Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-138131

333-138131-01

333-138131-02

333-138131-03

333-138131-04

333-138131-05

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED JULY 6, 2007

$390,000,000

8  3/4 % SENIOR SUBORDINATED NOTES DUE 2015 (the “Notes”)

of

Warner Chilcott Corporation

RECENT DEVELOPMENTS

We have attached to this prospectus supplement, and incorporated by reference into it, the Form 8-K Current Report of Warner Chilcott Limited dated October 1, 2007.

This prospectus supplement, together with the prospectus, is to be used by Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. in connection with offers and sales related to market making transactions in the Notes. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

Credit Suisse	JPMorgan

The date of this prospectus supplement is October 1, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 1, 2007

Date of earliest event reported: October 1, 2007

Warner Chilcott Limited

(Exact name of registrant as specified in its charter)

Commission File Number: 001 – 33039

Bermuda	98-0496358
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

100 Enterprise Drive

Rockaway, New Jersey 07866

(Address of principal executive offices, including zip code)

(973) 442-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 1, 2007, Warner Chilcott Limited (the “Company”), issued a press release announcing that its subsidiary, Warner Chilcott Company, Inc., has filed a lawsuit against Watson Laboratories, Inc. in the District Court for the District of New Jersey for infringement of the Company’s U.S. Patent No. 6,667,050 which covers FEMCON FE. A copy of the Company’s press release is filed as Exhibit 99.1 hereto and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release issued October 1, 2007 by Warner Chilcott Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER CHILCOTT LIMITED

By:	/s/ Paul Herendeen
	Name:	Paul Herendeen
	Title:	Executive Vice President and Chief Financial Officer

Date: October 1, 2007

Exhibit 99.1

WARNER CHILCOTT FILES LAWSUIT AGAINST WATSON LABORATORIES, INC. FOR INFRINGEMENT OF FEMCON FE PATENT

HAMILTON, Bermuda, October 1, 2007 — Warner Chilcott Limited (Nasdaq: WCRX) announced today that its subsidiary, Warner Chilcott Company, Inc., has filed a lawsuit against Watson Laboratories, Inc. (“Watson”) in the District Court for the District of New Jersey for infringement of the Company’s U.S. Patent No. 6,667,050 (the “050 Patent”) which covers FEMCON FE, the first and only oral contraceptive that offers women the option of chewing their daily tablet.

The lawsuit is in response to Watson’s submission of an Abbreviated New Drug Application (“ANDA”) to the U.S. Food and Drug Administration (“FDA”) requesting approval to manufacture and sell a generic version of FEMCON FE prior to the expiration in 2019 of the 050 Patent. Subject to the prior resolution of the matter before the court, the Company’s lawsuit results in a stay of FDA approval of Watson’s ANDA for 30 months from the date of the Company’s receipt of Watson’s notice.

About Warner Chilcott

Warner Chilcott is a specialty pharmaceutical company focused on developing, manufacturing, marketing and selling branded prescription pharmaceutical products in women’s healthcare and dermatology in the United States. WCRX-G

Read more on http://www.warnerchilcott.com.

Company Contact:	Rochelle Fuhrmann
Investor Relations
973-442-3281
rfuhrmann@wcrx.com

Warner Chilcott’s Forward Looking Statements:

This press release contains forward-looking statements, including statements concerning our product development efforts. These statements constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate; our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facility; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; an increase in litigation, including product liability claims and patent litigation; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to successfully complete the implementation of a company-wide enterprise resource planning system without disrupting our business; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing and marketing new products, obtain regulatory approval and customer acceptance of those products, and continued customer acceptance of our existing products; and other risks detailed from time-to-time in our periodic reports filed with the Securities and Exchange Commission, our financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.